Investor Relations: David K. Waldman	Media Eric Miscoll, Vice President:
Crescendo Communications	TXP Corporation
(212) 671-1020 x-101	(214) 575-9300

FOR IMMEDIATE RELEASE

TXP Signs Letter of Intent to Acquire ONT Business from Siemens AG

TXP Renames Photonics Group “iphotonics”
with Hiring of ONT Development Team

RICHARDSON, TEXAS - October 4, 2006 - TXP Corporation (OTCBB: TXPO), a global provider of Pre-Manufacturing Services for the electronics industry, today announced that it has signed a Letter of Intent with Siemens AG (NYSE: SI) to acquire the assets and intellectual property for its Optical Network Terminal (ONT) technology, supporting both Broadband Passive Optical Network (BPON) and Gigabit Passive Optical Network (GPON) standards. The Letter of Intent (“LOI”) is non-binding and is subject to the completion of customary due diligence and the execution of definitive agreements. The transaction is expected to close in the fourth quarter of 2006.

Upon completion of the proposed acquisition, TXP will be responsible for overseeing all manufacturing of the technology and will have rights to market the ONT technology. Siemens’ ONT portfolio contains BPON ONTs for Single Family Units (SFUs), Multi Dwelling Units (MDU4), Small Business Units (SBU); and GPON ONTs for SFUs, Ethernet-only SFUs (ESFUs) and SBUs. Under the terms of the LOI, Siemens will retain an undisclosed licensing fee and rights to market the technology internationally. Other terms of the acquisition were not disclosed.

Separately, TXP announced that it hired Siemens’ former ONT development team effective immediately. As a result, TXP has added 35 full-time employees. In connection with the hiring, TXP announced that it has renamed its photonics group to iphotonics.

PON is a point-to-multipoint, fiber to the premises network architecture, in which unpowered or passive optical splitters are used to connect a single optical fiber to multiple premises. Siemens’ ONT terminates the PON at the home or business location, and enables integrated voice, video and high-speed internet access. The ONT is a critical component of the “triple-play” roll-outs which are currently being deployed by the major carriers nationwide.

Michael C. Shores, President and CEO, stated, “The acquisition of the ONT business from Siemens has the potential to dramatically expand our photonics business, and we expect it will position us at the forefront of the rapidly growing PON market. We are extremely excited about the prospects for this business, given the massive expenditures planned by the carriers as they role out new “triple-play” services nationwide.”

Mr. Shores continued, “We are especially pleased to welcome the new ONT team to TXP. The ONT group is an integral supplier to Siemens’ solutions business, which covers an end-to-end GPON portfolio. In addition, we plan to rapidly attack this market by leveraging the group’s existing carrier relationships, and establishing additional reseller relationships with other equipment providers and carriers across the US.”

Joel Z. Futterman, newly appointed Vice President of ONT Development at iphotonics stated, “TXP has an outstanding track record helping companies bring products to market faster and at a lower cost. They have also demonstrated their commitment to product quality and customer service. By combining the ONT group’s design capabilities with TXP’s design for manufacturability, global product launch model and TXP’s numerous tier one EMS relationships, we intend to become a dominant provider of ONT technology within the rapidly growing market for “triple-play” services.”

About TXP

TXP, based in Richardson, Texas, is a global provider of Pre-Manufacturing Services for the electronics industry, supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. The company excels in both design and supply chain solutions services for new product development which include prototyping and quick-turn electronic assembly, new product introduction, pilot production, material supply chain management as well as the transfer of product into production. TXP's core technology focus is on complex printed circuit board assemblies, photonics, optoelectronics, and advanced packaging solutions, while forging profitable business opportunities with well-positioned high speed, digital, analog, and RF technologies and industries that require complementary service requirements. By working closely with its customers and being highly responsive to their requirements throughout the design processes, TXP believes that it can be an integral part of its customers' operations, accelerate their time-to-market and time-to-volume production and reduce their product costs. TXP has three operating divisions that build on its core Design for Manufacturability foundation: TXP-Texas Prototypes, TXP-Solutions, and iphotonics. For more information visit: www.iphotonics.com.

Forward-looking statements such as "believe," "expect," "may," "plan," "intend," etc., contained herein are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on the company's beliefs and assumptions it made using information currently available to it and which reflect current views concerning those future events. Actual results could differ materially. Therefore, undue reliance should not be placed on any forward-looking statements, since they apply only as of today's date, and accordingly, reference should be made to the company's periodic filings with the SEC.

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